Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-135449) pertaining to the Koppers Holdings Inc. 2005 Long Term Incentive Plan, and

(2)	Registration Statement (Form S-8 No. 333-200144) pertaining to the Koppers Holdings Inc. 2005 Long Term Incentive Plan;

of our reports dated March 2, 2015, with respect to the consolidated financial statements and schedule of Koppers Holdings Inc. and the effectiveness of internal control over financial reporting of Koppers Holdings Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania

March 2, 2015